Exhibit 10.10




                            TIME BROKERAGE AGREEMENT

                                     between

                           GREATER BOSTON RADIO, INC.
                                   as Licensee

                                       and

                       AMERICAN RADIO SYSTEMS CORPORATION
                                 as Time Broker


                            Dated as of May 14, 1997


                                TABLE OF CONTENTS


                                                                                                   Page

ARTICLE ONE...........................................................................................1
      1.1.      Broadcast of Programming..............................................................1
      1.2.      Payment...............................................................................1
      1.3.      Licensee's Programming................................................................2
      1.4.      Term..................................................................................2

ARTICLE TWO                 Programming and Operating Standards and Practices.........................2
      2.1.      Compliance with Standards.............................................................2
      2.2.      Political Broadcasts..................................................................3
      2.3.      Handling of Communications............................................................3
      2.4.      Preemption............................................................................3
      2.5.      Rights in Programs....................................................................4
      2.6.      "Payola" and "Plugola"................................................................4
      2.7.      Advertising and Programming...........................................................4
      2.8.      Compliance with Laws..................................................................4
      2.9.      Certifications........................................................................4

ARTICLE THREE               Responsibility for Employees and Expenses.................................5
      3.1.      Time Broker's Employees...............................................................5
      3.2.      Licensee's Employees..................................................................5
      3.3.      Time Broker's Expenses................................................................5
      3.4.      Operating Expenses....................................................................5

ARTICLE FOUR                Assignment of Certain Agreements and Rights...............................6
      4.1.      Assignment............................................................................6
      4.2.      Proration.............................................................................6
      4.3.      Accounts Receivable...................................................................7

ARTICLE FIVE                Operation of Station......................................................7

ARTICLE SIX                 Facilities and License....................................................8
      6.1.      Facilities............................................................................8
      6.2.      License to Use Station Call Letters...................................................8


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ARTICLE SEVEN               Indemnification...........................................................8
      7.1.      Indemnification Rights................................................................8
      7.2.      Procedures............................................................................9

ARTICLE EIGHT               Default...................................................................9
      8.1.      Events of Default.....................................................................9
      8.2.      Cure Periods.........................................................................10

ARTICLE NINE                Termination..............................................................10
      9.1.      Termination Upon Default.............................................................10
      9.2.      Certain Matters Upon Termination.....................................................11

ARTICLE TEN                 Remedies.................................................................11

ARTICLE ELEVEN              Certain Representations, Warranties and Covenants of the Parties.........12
      11.1.     Representations, Warranties and Covenants of Time Broker.............................12
      11.2.     Covenant of Licensee.................................................................12

ARTICLE TWELVE              Miscellaneous............................................................12
      12.1.     Notices..............................................................................12
      12.2.     Entire Agreement.....................................................................14
      12.3.     Assignment...........................................................................14
      12.4.     No Third Party Beneficiaries.........................................................14
      12.5.     Amendment; Waiver....................................................................14
      12.6.     Interpretation.......................................................................14
      12.7.     Severability.........................................................................14
      12.8.     Counterparts.........................................................................14
      12.9.     Governing Law; Jurisdiction..........................................................15
      12.10.    No Joint Venture.....................................................................15
      12.11.    Damage to Station....................................................................15
      12.12.    Noninterference......................................................................15
      12.13.    Regulatory changes...................................................................15
      12.14.    Publicity............................................................................15



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                                    SCHEDULES

Schedule 1.1                    Programming
Schedule 2.1                    Programming Policy

                            TIME BROKERAGE AGREEMENT


           TIME BROKERAGE AGREEMENT, dated as of May 14, 1997 (the "Agreement"), between GREATER BOSTON RADIO, INC., a Delaware corporation ("Licensee"), and AMERICAN RADIO SYSTEMS CORPORATION, a Delaware corporation ("Time Broker"). Licensee is the licensee of radio station WNFT(AM), Boston, Massachusetts (the "Station").

           WHEREAS, concurrently with the execution of this Agreement, Licensee and Time Broker are entering into an Asset Purchase Agreement (the "Purchase Agreement") providing for the sale of the Station by Licensee to Time Broker upon the terms and conditions set forth therein; and

           WHEREAS, Licensee and Time Broker desire to enter into an agreement providing for the sale of substantially all of the broadcast time of the Station to Time Broker, subject to the rules and policies of the Federal Communications Commission (the "FCC");

           NOW THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, and conditions set forth below, the parties agree as follows:

                                   ARTICLE ONE

         1.1. Broadcast of Programming. Effective as of 12:01 a.m. on June 1, 1997 (the "Commencement Date"), Licensee shall broadcast on the Station, or cause to be broadcast on the Station, programs which are presented to it by Time Broker as described in greater detail on Schedule 1.1 hereto (the "Programming").

         1.2. Payment. (a) In consideration of the broadcast time on the Station provided to Time Broker pursuant to this Agreement, Time Broker shall (i) pay to Licensee a monthly fee of $25,000 for the broadcast of Time Broker's programming, prorated for any partial month and payable on the tenth day after the end of each calendar month following the Commencement Date and (ii) reimburse Licensee for certain expenses in accordance with Section 3.4 hereof.

           (b) During the Term, as defined in Article 1.4, Licensee shall make available broadcast time on the Station for the broadcast of Time Broker's Programming for up to One Hundred Sixty Five (165) hours a week for the term of this agreement except for (i) downtime occasioned by routine maintenance consistent with the Station's prior practice; (ii) times when Time Broker's Programming is not accepted or is preempted by Licensee in accordance with
Section 2.4 hereof or because such Programming does not satisfy the standards of Schedule 1.1 or 2.1 hereto; and (iii) Force Majeure Events, which shall be defined as any failure or impairment of facilities or any delay or interruption in broadcasting the Programming not directly or indirectly the fault of Licensee or its employees or agents, or failure at any time to furnish the facilities in whole or in part for broadcasting due to acts of God, strikes or threats thereof, force majeure or any other causes beyond the control of Licensee.

           (c) Except as to actions taken in accordance to with Licensee's rights under Section 1.2(b) hereof because Time Broker's Programming would not comply with the rules and regulations of the FCC, in the event that Licensee preempts, deletes, delays, suspends, cancels or fails to broadcast any of the Programming and/or causes any of the Programming to be broadcast in a daypart other than the daypart for which the Time Broker provided such Programming, Time Broker shall receive a credit equal to the pro rata portion of fees paid for the broadcast of the Programming for the month in which such preemption, deletion, delay, suspension, cancellation or failure to broadcast occurs.

         1.3. Licensee's Programming. Licensee shall present public service programming responsive to the needs, concerns and issues of importance of the Station's community of license, as set forth on Schedule 1.1 hereto.

         1.4. Term. This Agreement shall commence on the Commencement Date and shall terminate on the earlier of (i) 12:01 a.m. on the Closing Date under the Purchase Agreement, (ii) the date that the Purchase Agreement is terminated and
(iii) the date this Agreement is terminated pursuant to Section 9.1 hereof.

                                   ARTICLE TWO

                Programming and Operating Standards and Practices

         2.1.  Compliance  with  Standards.  All  Programming  delivered by Time
Broker and all programming supplied by Licensee during the term of this Agreement shall be in accordance with applicable statutes, FCC requirements and the programming policies set forth on Schedule 2.1 hereto. Licensee reserves the right to refuse to broadcast any Programming containing matter which Licensee believes is not in the public interest or may be violative of any right of any third party, or which may constitute a "personal attack" as that term is defined by the FCC or which Licensee reasonably determines is, or in the reasonable opinion of Licensee may be deemed to be, indecent (and not broadcast during the safe harbor for indecent programming established by the FCC) or obscene by the FCC or any court or other regulatory body with authority over Licensee or the Station. If Time Broker does not adhere to the foregoing requirements, Licensee may refuse to broadcast any specific program, or part thereof, not so in compliance.




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         2.2.  Political  Broadcasts.  Time Broker shall maintain and deliver to
Licensee all records and information required by the FCC to be placed in the public inspection file of the Station pertaining to the broadcast of political programming and advertisements, in accordance with the provisions of Sections
73.1940 and 73.3526 of the FCC's rules. Time Broker shall consult and cooperate with Licensee and adhere to all applicable statutes and the rules, regulations and policies of the FCC, as announced from time to time, with respect to the
carriage  of  political  advertisements  and  programming  (including,   without
limitation, the rights of candidates and, as appropriate, others to "equal opportunities") and the charges permitted therefor. Time Broker shall promptly provide to Licensee such documentation relating to such programming as Licensee is required to maintain in its public inspection file or Licensee shall reasonably request.

         2.3. Handling of Communications. Time Broker shall cooperate with Licensee in promptly responding to all mail, cables, telegrams or telephone calls directed to the Station in connection with the Programming provided by Time Broker or any other matter relevant to its responsibilities hereunder. Time Broker shall provide to Licensee copies of all such correspondence as necessary for Licensee to comply with the rules and policies of the FCC. Promptly upon notice thereof, Time Broker shall advise Licensee of any public or FCC complaint or inquiry known to Time Broker concerning such Programming, and shall provide Licensee with copies of any such letters to Time Broker from the public, including complaints concerning such Programming. Upon Licensee's request, Time Broker shall broadcast material responsive to such complaints and inquiries. Notwithstanding the foregoing, Licensee shall handle all matters or inquiries relating to FCC complaints and any other matters required to be handled by Licensee under the rules and regulations of the FCC in accordance with the rules and regulations of the FCC.

         2.4. Preemption. Licensee may, from time to time, preempt portions of the Programming to broadcast emergency information or programs it deems would better serve the public interest, and shall have the absolute right to refuse to broadcast any program or announcement of Time Broker should Licensee deem such program or announcement to be contrary to the public interest as set forth in
Section 2.1 hereof. Time Broker shall be notified at least one week in advance of any preemption of any of the Programming for the purpose of broadcasting programs Licensee deems necessary to serve the public interest unless such advance notice is impossible or impractical, in which case Licensee shall notify Time Broker promptly upon making such determination. Licensee represents and covenants that preemption shall only occur to the extent Licensee deems preemption reasonably necessary to carry out its obligations as an FCC licensee, and expressly agrees that its right of preemption shall not be exercised in an arbitrary manner or for the commercial advantage of Licensee or others. In the event that Licensee preempts more than 30 hours of Programming and announcements over any consecutive 30 day period, then Time Broker



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shall be entitled at its sole option to terminate this Agreement without further obligation to Licensee except for payments (if any) already due to Licensee.

         2.5. Rights in Programs. All right, title and interest in and to the Programming, and the right to authorize the use of the Programming in any manner and in any media whatsoever, shall be and remain vested at all times solely in Time Broker.

         2.6. "Payola" and "Plugola". Time Broker agrees that it will take steps, including the continuation of Licensee's system for periodic execution of affidavits, reasonably designed to assure that neither it nor its employees or agents will accept any gift, gratuity or other consideration, directly or indirectly, from any person or company for the playing of records, the presentation of any programming or the broadcast of any commercial announcement over the Station without such broadcast being identified as sponsored and the name of such sponsor provided. It is further understood and agreed that no commercial message, endorsement or reference shall be made to any business venture, profit-making activity or commercial interest without such broadcast being identified as sponsored and the name of such sponsor provided.

         2.7. Advertising and Programming. Beginning on the Commencement Date, Time Broker shall be solely responsible for any expenses incurred in connection with and shall be entitled to all revenue from the sale of advertising or program time on the Station broadcast on or after the Commencement Date. Licensee shall remain entitled to all revenue from the sale of advertising or program time on the Station broadcast prior to the Commencement Date. Licensee will not enter into any contract or advertising arrangement on or after the Commencement Date except with the prior written consent of Time Broker or in accordance with Section 1.3 or 2.4 hereof. Time Broker does not assume any obligation of Licensee under any contract or advertising arrangement entered into by Licensee on or after the Commencement Date. Time Broker will advise Licensee of its lowest unit charges for political advertising.

         2.8. Compliance with Laws. At all times during the term of this Agreement, Time Broker and Licensee shall comply in all material respects with all applicable federal, state and local laws, rules and regulations.

         2.9. Certifications. Pursuant to Section 73.3555(a)(3)(ii) of the FCC's rules, Licensee certifies that it shall maintain ultimate control over the Station's facilities, including specifically control over station finances, personnel and programming, and Time Broker certifies that this Agreement complies with the provisions of Section 73.3555(a)(1) of the FCC's rules.




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                                  ARTICLE THREE

                    Responsibility for Employees and Expenses

         3.1. Time Broker's Employees. Time Broker shall employ and be responsible for the payment of salaries, taxes, insurance, health benefits and all other costs related to all personnel used in the production of the Programming, the sale of advertising time and for personnel employed in clerical and administrative functions incident thereto. Time Broker will not incur any liability on account of the Licensee's employees relating to the Station, including, without limitation, any such liability for sales commissions (except as described in Section 4.2 hereof) and any liability on account of unemployment insurance contributions, termination and severance payments, accrued sick leave or accrued vacation. Whenever at the main studio or otherwise on the Station's premises, all of Time Broker's employees shall be subject to the supervision of the Licensee's manager and/or chief operator.

         3.2. Licensee's Employees. Licensee shall continue to employ at least two persons at the Station: a full-time, management level employee, who shall report and be solely accountable to Licensee and shall be responsible for the operations of the Station, and a staff- level employee who shall report to and assist the manager in the performance of his or her duties. Licensee shall be responsible for the compensation, taxes, insurance, health benefits and related costs of such employees. One of the persons employed by Licensee shall be a qualified engineer who shall be designated chief operator as that term is defined under the rules and regulations of the FCC, and who shall be responsible for ensuring that the Station is operated in compliance with the technical operating and reporting requirements established by the FCC.

         3.3. Time Broker's Expenses. Time Broker shall pay for all costs associated with the production and delivery of the Programming, including, but not limited to, (i) all ASCAP, BMI, SESAC and other copyright fees, (ii) any expenses incurred in connection with the sale of advertising time hereunder (including, without limitation, sales commissions) in connection with the Programming and (iii) the salaries, taxes, insurance and related costs for all personnel used in the production of the Programming and all sales personnel (including salespeople, traffic personnel and programming staff).

         3.4. Operating Expenses. Licensee shall be responsible for and shall timely pay (a) all salaries and related costs for the personnel employed by Licensee pursuant to Section 3.2 hereof and (b) all expenses related to the transmitter facilities of the Station, including, but not limited to, rent, real estate and personal property taxes, insurance, regulatory fees, utility fees and maintenance and repair costs. Time Broker shall reimburse Licensee for its ordinary and customary expenses (excluding only salary and benefits for the persons employed by Licensee pursuant to Section 3.2 hereof and electricity at the transmitter site for





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the  Station)  incurred  in  operating  the  Station  arising  on or  after  the
Commencement Date (the "Operating Expenses"), including, but not limited to, maintenance of the tower and transmitter equipment, rent and utilities at Licensee's studio facilities, rent and utilities other than electricity at the transmitter site for the Station, any capital expense at the transmitter site, insurance and insurance deductibles on claims. Licensee shall bill Time Broker for such expenses as they are incurred by delivery of a statement in reasonable detail with back-up invoices, payment for which shall be due within 30 days of such billing. Licensee will consult with Time Broker before undertaking any routine maintenance work that will require reimbursement by Time Broker in an amount in excess of $1,000.

                                  ARTICLE FOUR

                   Assignment of Certain Agreements and Rights

         4.1.  Assignment.  On the Commencement  Date,  Licensee shall assign to
Time  Broker  all  contracts,  commitments  and  other  agreements  set forth on
Schedule 2.1(d) of the Purchase Agreement and any other such agreements entered into by Licensee between the date hereof and the Commencement Date for the sale of time on the Station (the "Time Sales Agreements", together with all other such contracts, commitments or other agreements, collectively, the "Contracts"). Time Broker shall, on and as of the Commencement Date, assume and become fully liable and responsible for all liabilities and obligations of Licensee arising on or after the Commencement Date under the Contracts. Licensee has provided Time Broker with true and complete copies, including amendments, of the Contracts. The Contracts are freely assignable, or, if consent of the other contracting party to the assignment is required, Licensee and Time Broker shall use their reasonable best efforts to obtain such consent as promptly as practicable. If Licensee is unable to obtain any consent necessary to permit the valid assignment of a Contract, Licensee shall act as Time Broker's agent in connection with such Contract and the parties shall cooperate to cause Time Broker to receive the benefit of the Contract in exchange for performance by Time Broker of all of Licensee's obligations under such Contract (including, but not limited to, the payment by Licensee of all amounts due under such Contract).

         4.2. Proration. All expenses and income arising under the Contracts shall be prorated between Licensee and Time Broker as of the Commencement Date in a manner such that the costs and benefits thereunder prior to the Commencement Date shall be for the account of Licensee and, thereafter, during the term of this Agreement, for the account of Time Broker. With respect to the preceding, Licensee shall be responsible for paying sales commissions arising and accruing prior to the Commencement Date, but Time Broker shall reimburse Licensee for such sales commissions to the extent that the revenue from such sales relates to advertising or programming broadcast on or after the Commencement Date. If any disagreement with respect to the proration of such income and expenses cannot be resolved by the parties, Licensee and Time Broker will select a certified public accountant knowledgeable in the broadcast industry to resolve the dispute. The parties will use their commercially reasonable best efforts in good faith to cause to occur as expeditiously as possible the appointment of the certified public accountant, and once appointed, the resolution of the dispute. The decision of such accountant shall be binding on the parties and subject to judicial enforcement. One-half of the cost of the accountant shall be paid by each party.

         4.3. Accounts Receivable. On the Commencement Date, Licensee will deliver to Time Broker a list of Licensee's accounts receivable arising from the operation of the Station prior to the Commencement Date (the "Receivables"). Time Broker shall use commercially reasonable best efforts to collect the Receivables after the Commencement Date for a period of 120 days after the Commencement Date (the "Collection Period"). All amounts received by Time Broker from payors with accounts included among the Receivables shall be applied first to the Receivables unless payor designates otherwise. For each calendar month during the Collection Period, within 10 days of the end of each such calendar month Time Broker will deliver to Licensee a monthly accounting of collections made with respect to the Receivables and remit to Licensee all amounts collected by Time Broker on account of the Receivables. At the conclusion of the Collection Period, any remaining Receivables shall be reassigned to Licensee and Time Broker shall have no further obligation with respect to any remaining Receivables. If, during the Collection Period, a dispute arises between Time Broker and a debtor with respect to an account included among the Receivables, Time Broker may return that account to Licensee and collect from such account debtor the amounts owed to Time Broker for services provided after the Commencement Date.

                                  ARTICLE FIVE

                              Operation of Station

         Notwithstanding any provision of this Agreement to the contrary, Licensee shall retain full authority and power with respect to the operation of the Station during the term of this Agreement. The parties agree and acknowledge that Licensee's continued control of the Station is an essential element of the continuing validity and legality of this Agreement. Accordingly, Licensee shall employ personnel (not less than one full-time managerial employee and the equivalent of one full-time staff employee) as Licensee determines may be necessary to fulfill its obligations as a licensee under the Communications Act of 1934, as amended (the "Communications Act"). Licensee shall retain full authority and control over the policies, programming and operations of the Station, including, without limitation, the decision whether to preempt programming in accordance with Section 2.4 hereof. Licensee shall have full responsibility to effectuate compliance with the Communications Act and with FCC rules, regulations and policies.




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




                                   ARTICLE SIX

                             Facilities and License

         6.1.  Facilities.  Effective as of the Commencement Date and subject to
Section 12.11 hereof, Time Broker shall be responsible for maintaining all studio and office space and other facilities and all equipment and furnishings contained therein in the production and broadcasting of the Programming and sales and administration relating thereto.

         6.2. License to Use Station Call Letters. Effective as of the Commencement Date, Licensee grants Time Broker a license to use the Station's call letters "WNFT" in the production and broadcasting of the Programming and sales and administration relating thereto, in accordance with the terms set forth in this Section 6.2 (the "Call Letters License"). The Call Letters License shall have a term beginning on the Commencement Date and ending upon the earlier of (a) termination of this Agreement and (b) the Closing (as defined in the Purchase Agreement).

                                  ARTICLE SEVEN

                                 Indemnification

         7.1. Indemnification Rights. Each party will indemnify and hold harmless the other party, and the directors, officers, employees, agents and affiliates of such other party, from and against any and all liability, including, without limitation, reasonable attorneys' fees arising out of or incident to (i) any breach by such party of a representation, warranty or covenant made herein, (ii) the programming produced or furnished by such party hereunder, or (iii) the conduct of such party, its employees, contractors or agents (including negligence) in performing its or their obligations hereunder. Without limiting the generality of the foregoing, each party will indemnify and hold harmless the other party, and the directors, officers, employees, agents and affiliates of such other party, from and against any and all liability for libel, slander, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights resulting from the programming produced or furnished by it hereunder. The parties' indemnification obligations hereunder shall survive any termination or expiration of this Agreement for a period of one year.

         7.2. Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), a notice of claim shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any




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


claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that the Indemnified Party may participate in such defense at such Indemnified Party's expense and the omission by any Indemnified Party to give a notice of claim shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event the Indemnifying Party elects to assume the defense of such claim or litigation, the Indemnifying Party shall not be liable to the Indemnified Party under this Article Seven for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, provided that the Indemnified Party shall have the right to employ counsel to represent it if either (a) such claim or litigation involves remedies other than monetary damages and such remedies, in the Indemnified Party's reasonable judgment, could have a material adverse effect on such Indemnified Party or (b) the Indemnified Party may have available to it one or more defenses or counterclaims which are inconsistent with one or more of those claims alleged by the Indemnifying Party. If the Indemnifying Party does not elect to assume the defense of such claim or litigation, the Indemnified Party shall act reasonably and in accordance with its good faith business judgment with respect thereto, and shall not settle or compromise any such claim or litigation without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or litigation.

                                  ARTICLE EIGHT

                                     Default

         8.1. Events of Default. The following, after the expiration of the applicable cure periods specified in Section 8.2 hereof, shall constitute Events of Default under this Agreement:

         (a) Default in Covenants. Time Broker's or Licensee's default in the observance or performance of any material covenant, condition or agreement contained herein;

         (b) Breach of Representation or Warranty. Time Broker's or Licensee's material breach of any representation or warranty made by it herein, or in any certificate or document furnished pursuant to the provisions hereof, which shall prove to have been false or misleading in any material respect as of the time made or furnished; or

         (c) Default under the Purchase Agreement. At any time during the term of this Agreement in which the Purchase Agreement is in effect, the occurrence of an event of default under the Purchase Agreement.

         8.2. Cure Periods. An Event of Default shall not be deemed to have occurred until 15 days after the non-defaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an Event of Default, and such event has not been cured within such time period.

                                  ARTICLE NINE

                                   Termination

         This Agreement shall automatically terminate upon the expiration of the term of this Agreement as set forth in Section 1.3 hereof. In addition, this Agreement shall terminate as provided below.

         9.1. Termination Upon Default. In addition to other remedies available to the parties hereto at law or equity, and in addition to other provisions providing for termination herein, this Agreement may be terminated as set forth below by either Licensee or Time Broker by written notice to the other if the party seeking to terminate is not then in material default or breach hereof, upon either:

         (a) an uncured Event of Default; or

         (b) a change in FCC rules, policies or precedent that would cause this Agreement to be in violation thereof and such change is final, in effect and has not been stayed, and the parties are unable, after negotiating in good faith for at least 30 days, to modify this Agreement to comply with the change in FCC rules, policies or precedent; provided, however, that either party's right to terminate this Agreement pursuant to this Section 9.1(b) may be exercised regardless of whether such party is in default hereunder.

         9.2. Certain Matters Upon Termination. (a) Upon any termination of this Agreement (any such date, a "Termination Date"), Licensee shall have no further obligation to provide to Time Broker any broadcast time or broadcast transmission facilities, except that Licensee shall assume and perform Time Broker's obligations to broadcast commercial advertising after the Termination Date and receive all revenues attributable to all such advertising, provided, that (i) each of the contracts or agreements relating to such advertising to be assumed by Licensee is terminable by Licensee within 30 days of the Termination Date and (ii) with respect to trade and barter agreements, no net negative trade balance exists in favor of such advertisers in excess of $20,000 in the aggregate. Except as set forth in the preceding sentence, upon any termination, Time Broker shall be responsible for all debts and obligations of Time Broker to third parties based upon the purchase of air time on the Station and the use of Licensee's transmission facilities relating to the Station, including, without limitation, accounts payable.

         (b) If this Agreement terminates other than as a result of the Closing (as defined in the Purchase Agreement), Time Broker shall (i) assign to Licensee and Licensee shall assume the Contracts in effect on the date of such termination or expiration; (ii) be responsible for only those obligations under the Contracts arising on or after the Commencement Date and prior to the termination of this Agreement; and (iii) be responsible for collecting the accounts receivable arising from Time Broker's operation of the Station on or after the Commencement Date ("Time Broker's Receivables"). In addition, if this Agreement terminates other than as a result of the Closing, Licensee shall reimburse Time Broker for sales commissions paid by Time Broker for sales relating to Time Sales Agreements to the extent that the revenue from such sales relates to commercial announcements to be broadcast after the termination of this Agreement.

         (c) Notwithstanding anything in Section 7.1 hereof to the contrary, no expiration or termination of this Agreement shall terminate the obligation of each party to indemnify the other for claims under Section 7 hereof or limit or impair any party's rights to receive payments due and owing hereunder on or before the date of such termination.

                                   ARTICLE TEN

                                    Remedies

         In addition to a party's rights of termination hereunder (and in addition to any other remedies available to it or provided under law), in the event of an uncured Event of Default with respect to either party, the other may seek specific performance of this Agreement, in which case the defaulting party shall waive the defense in any such suit that the other party has an adequate remedy at law and interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy hereunder.

                                 ARTICLE ELEVEN

        Certain Representations, Warranties and Covenants of the Parties

         11.1. Representations, Warranties and Covenants of Time Broker. Time Broker hereby represents and warrants to Licensee that Time Broker is qualified in accordance with the Communications Act and the published rules and policies of the FCC to enter into this Agreement and provide Programming on the Station in accordance with its terms. Between the date hereof and the termination of this Agreement either by the Closing under the Purchase Agreement or the earlier termination in accordance with Article 9 hereof, Time Broker will not take any action that Time Broker knows, or has reason to believe, would disqualify it from discharging its obligations pursuant to this Agreement.

         11.2. Covenant of Licensee. Licensee hereby covenants to Time Broker that during the term hereof, (i) Licensee shall take no action which will have the effect of reducing the effective radiated power and the current coverage of the Station, except in connection with necessary maintenance of or near the transmission facilities of the Station and (ii) Licensee shall not enter into any contract or advertising arrangement on or after the Commencement Date except with the prior written consent of Time Broker or in accordance with Section 1.3 or 2.4 hereof.

                                 ARTICLE TWELVE

                                  Miscellaneous

         12.1. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after deposit with such courier; (c) if sent by fax, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be addressed as follows:

                If to Licensee:

                      Greater Boston Radio, Inc.
                      c/o Greater Media, Inc.
                      P.O. Box 1059
                      Two Kennedy Boulevard
                      East Brunswick, New Jersey  08816
                      Attention:  Barbara Burns
                      Phone:  (908) 247-6161
                      Fax:    (908) 247-4956

                with a copy to:

                      Debevoise & Plimpton
                      875 Third Avenue
                      New York, New York  10022
                      Attention:  Richard D. Bohm
                      Phone:  (212) 909-6226
                      Fax:     (212) 909-6836

                If to Time Broker:

                      American Radio Systems Corporation
                      116 Huntington Avenue
                      Boston, Massachusetts  02116
                      Attention:  Michael B. Milsom
                      Phone:  (617) 375-7500
                      Fax:  (617) 375-7575

                with a copy to:

                      Dow, Lohnes & Albertson, PLLC
                      1200 New Hampshire  Avenue, N.W.
                      Suite 800
                      Washington, D.C.  20036-6802
                      Attention:  John T. Byrnes, Jr.
                      Phone:  (202) 776-2000
                      Fax:  (202) 776-2222

or to such other address or to such other person as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

         12.2. Entire Agreement. This Agreement (including the Schedules hereto), together with the Purchase Agreement and the Schedules thereto, constitute the entire agreement between Time Broker and Licensee with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between Time Broker and Licensee with respect to the subject matter hereof.

         12.3. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by Licensee or Time Broker without the written consent of the other party hereto.

         12.4. No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

         12.5. Amendment; Waiver. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any amendment, waiver or consent is sought.

         12.6. Interpretation. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

         12.7. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and if any provision of this Agreement is interpreted by a court of competent jurisdiction and found to be invalid or unenforceable, neither the enforceability nor the validity of such provisions with respect to any other facts or under any other circumstances shall thereby be impaired. The unenforceability or invalidity of any provision shall not result in the interpretation of the remainder of this Agreement, or any Section hereof, in a manner inconsistent with intent of the parties as evidenced by the terms of this Agreement, or such Section, as a whole.

         12.8. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall be deemed to be one and the same agreement.

         12.9. Governing Law; Jurisdiction. The construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its principles of conflict of laws, and the state and federal courts of New York shall have exclusive jurisdiction over any controversy or claim arising out of or relating to this Agreement.

         12.10. No Joint Venture. The Licensee and Time Broker agree that nothing herein shall constitute a joint venture between them.

         12.11. Damage to Station. In the event of damage or destruction to the Station (other than damage or destruction caused by Time Broker), Licensee shall proceed to repair, replace or restore the Station to its former condition as promptly as is commercially reasonable.

         12.12. Noninterference. During the term of this Agreement, neither Licensee nor any of its employees shall take any actions that might impair the operations of Time Broker conducted hereunder, except to the extent expressly contemplated by this Agreement or as otherwise required by law.

         12.13. Regulatory Changes. In the event of any order or decree of an administrative agency or court of competent jurisdiction, including, without limitation, any material change or clarification in FCC rules, policies, or precedent, that would cause this Agreement to be invalid or violate any applicable law, and such order or decree has become effective and has not been stayed, the parties will use their respective commercially reasonable best efforts and negotiate in good faith to modify this Agreement to the minimum extent necessary so as to comply with such order or decree without material economic detriment to either party, and this Agreement, as so modified, shall then continue in full force and effect. In the event that the parties are unable to agree upon a modification of this Agreement so as to cause it to comply with such order or decree without material economic detriment to either party, then this Agreement shall be terminated pursuant to Section 9.1(b) hereof.

         12.14. Publicity. Except as required by applicable law or with the other party's express written consent, neither Time Broker nor Licensee nor any of their respective affiliates shall issue any press release or make any public statement (oral or written) regarding the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                  GREATER BOSTON RADIO, INC.


                                  By: _____________________________
                                        Name:
                                        Title:


                                  AMERICAN RADIO SYSTEMS
                                  CORPORATION


                                  By: _____________________________
                                        Name:
                                        Title:

                                  SCHEDULE 1.1

                                   Programming

           The Programming shall consist of up to 165 hours per week on the Station in a format to be chosen by Time Broker, subject to Section 2 of this Agreement. The Programming shall include (a) news and weather information; (b) public service announcements (including, at Licensee's directive from time to time, a reasonable number of public service announcements of local interest supplied by Licensee or produced by Time Broker under Licensee's supervision);
(c) an announcement in form sufficient to meet the station identification requirements of the FCC at the beginning of each hour; and (d) any other announcement that may be required by applicable law or regulation (including, but not limited to, EBS tests). Time Broker shall maintain and deliver to Licensee copies of all operating and programming information, including, without limitation, information concerning portions of the Programming that are responsive to issues of public importance identified to Time Broker by Licensee, EBS announcements, and station operating logs, necessary for Licensee to maintain its FCC Public File, and all other records required to be kept by FCC rule or policy. Time Broker shall have the sole and exclusive right to sell advertising to be included in the Programming and shall be entitled to retain all the revenues derived from the sale thereof, provided, however, that Licensee shall be entitled to sell such time as it deems necessary to comply with the political advertising rules of the FCC in the event the Programming does not comply with such rules.

           Time Broker shall produce under Licensee's supervision and present three hours a week on the Station public affairs programming that responds to the needs and interests of listeners in the Station's community of license. Time Broker may present such public affairs programming between 5:00 A.M. and 8:00 A.M. on Sundays or at such other times as the public interest may require in the reasonable judgement of Licensee.

                                  SCHEDULE 2.1

                               Programming Policy

           Time Broker and Licensee shall cooperate with each other in the broadcast of programming of the highest possible standard of excellence. Without limiting the generality of the foregoing, the parties will observe the following policies in the preparation, writing and production of their own (non-syndicated or network) programs:

                  I. Respectful of Faiths. The subject of religion and references to particular faiths and tenets shall be treated with respect at all times.

                  II. Controversial Issues. Any discussion of controversial issues of public importance shall be reasonably balanced with the presentation of contrasting viewpoints in the course of overall programming; no attacks on the honesty, integrity, or like personal qualities of any person or group of persons shall be made; and Station programs (other than public forum or talk features) are not to be used as a forum for editorializing about individual candidates. If such events occur, Licensee may require that responsive programming be aired. In the event that a statute, regulation or policy is adopted that requires the airing of responsive programming, Time Broker agrees to comply with such statute, regulation or policy and will prepare such responsive programming.

                  III. Donation Solicitation. Requests for donations in the form of a specific amount shall not be made if there is any suggestion that such donation will result in miracles, physical cures or life-long prosperity. However, statements generally requesting donations to support a broadcast or church are permitted.

                  IV. Treatment of Parapsychology. The advertising or promotion of fortune telling, occultism, astrology, phrenology, palm reading, or numerology, mind-reading, character readings, or subjects of the like nature will not be broadcast.

                  V. No Ministerial Solicitations. No invitations by a minister or other individual appearing on the program to have listeners come and visit him or her for consultation or the like shall be made if such invitation implies that the listeners will receive consideration, monetary gain, or total physical cures for illness.

                  VI. No Vending of Miracles. Any exhortation to listeners to bring money to a church affair or service shall not contain any suggestion that miracles, physical cures, or prosperity will result.

                  VII. Sale of Religious Artifacts. The offering for sale of religious artifacts or other items for which listeners would send money is prohibited unless such items are normally available in ordinary commerce or are clearly being sold for proper fund-raising purposes.

                  VIII. No Miracle Solicitation. Any invitation to listeners to meet at places other than a church and/or to attend other than regular services of a church is prohibited if the invitation, meeting, or service contains any claim that miracles, physical cures or prosperity will result.

                  IX. No Plugola or Payola. The mention of any business activity or "plug" for any commercial, professional, or other related endeavor, except where contained in an actual commercial message of a sponsor, or otherwise lawful, is prohibited.

                  X. No Gambling. References to "dream books," the "straight line," or other direct or indirect descriptions or solicitations relative to the "numbers game," or the "polity game," or any other form of gambling are prohibited.

                  XI. Election Procedures. At least 15 days before the start of any lowest-unit- charge period for any primary or general election, Time Broker will clear with Licensee's manager the rates Time Broker will charge for time to be sold to candidates for public office or to any other party entitled to the lowest unit charge to make certain the rates charged are in conformance with applicable law and Station policy. Time Broker shall also clear with Licensee's manager its forms for disclosure of political time sales practices and rates.

                  XII.     Required  Announcements.  Time Broker shall broadcast
                           (i) an announcement in form satisfactory to Licensee at the beginning of each hour to identify the Station, (ii) an announcement at the beginning of each broadcast day or appropriate broadcast period to indicate that program time has been purchased by Time Broker and (iii) any other announcement that may be required by law, regulation or Station policy.

                  XIII. Commercial Record Keeping. No commercial messages or "plugs" (other than references to Time Broker's Boston-area stations and its programs and promotion and other activities) shall be made in programming presented over the Station with reference to any business venture, profit-making activity, or other interest (other than noncommercial announcements for bona fide charities, church activities, or other public service activities) in which Time Broker or its employees is or are directly or indirectly interested without the same having been approved in advance by Licensee's manager or such broadcast being announced and logged as sponsored.

                  XIV. No Illegal Announcements. No announcement or promotion prohibited by federal or state law or regulation of any lottery or game shall be made over the Station.

                  XV. Licensee Discretion Paramount. In accordance with Licensee's responsibility under the Communications Act and the rules and regulations of the FCC, Licensee reserves the right to reject or terminate any advertising or programming being presented over the Station which is in conflict with Station policy or which in Licensee's sole but reasonable judgment would not serve the public interest.

                  XVI.     Programming  Prohibitions.   Time  Broker  shall  not
                           knowingly broadcast any of the following programs or announcements:

                           A. False Claims. False or unwarranted claims for any product or service.

                           B. Unfair Imitation. Infringements of another advertiser's rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

                           C.       Commercial    Disparagement.    Any   unfair
                                    disparagement of competitors or competitive goods.

                           D.       Slander,   Obscenity  and   Indecency.   Any
                                    programs   or    announcements    that   are
                                    slanderous,   obscene  or  indecent  (except
                                    during   the  safe   harbor   for   indecent
                                    programming established by the FCC).

                           E.       Unauthenticated      Testimonials.       Any
                                    testimonials which cannot be authenticated.

                           F. Advertising. Any advertising matter or announcement which may, in the opinion of Licensee, be injurious or prejudicial to the interests of the public or the Station, or to honest advertising and reputable business in general

                           G. Contests. Any contests or promotions which are in any way misleading or constitute a public nuisance or are likely to lead to injury to persons or property.

                           H. Telephone Conversations. Any programming in violation of any statute, regulation or policy, including, without limitation,
                                    Section  73.1206 of the FCC's rules,  or any
                                    successor   regulation,   dealing  with  the
                                    taping   and/or   broadcast   of   telephone
                                    conversations.

           The parties may jointly waive any of the foregoing policies in specific instances if, in their opinion, good broadcasting in the public interest is served.

           In any case where obvious questions of policy or interpretation arise, Time Broker will attempt in good faith to submit the same to Licensee for decision before making any commitments in connection therewith.